Exhibit 5.1

Mark B. Weeks

(650) 843-5011

mweeks@cooley.com

June 20, 2012

AcelRx Pharmaceuticals, Inc.

575 Chesapeake Drive

Redwood City, CA 94063

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of 5,552,440 shares of common stock, $0.001 par value per share, including 2,922,337 shares of common stock (the “Shares”) currently held by certain selling stockholders identified in the Prospectus, and 2,630,103 shares of common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Warrants, and (iv) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Mark B. Weeks
Mark B. Weeks

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM